Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated November 26, 2025, relating to the consolidated financial statements of Lee Enterprises, Incorporated (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended September 28, 2025.

/s/ BDO USA, P.C.

Chicago, Illinois

March 6, 2026